EXHIBIT 12

ARAMARK CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

(Unaudited)

(In thousands)

	Successor (B)										Predecessor (B)
	Fiscal Year Ended September 30, 2011		Fiscal Year Ended October 1, 2010		Fiscal Year Ended October 2, 2009		Fiscal Year Ended October 3, 2008 (C)		Period from January 27, 2007 through September 28, 2007		Period from September 30, 2006 through January 26, 2007
Income (loss) from continuing operations before income taxes	$121,949		$32,986		$(23,721)		$42,804		$15,973		$17,435
Fixed charges, excluding capitalized interest	501,175		509,344		540,999		576,645		412,256		67,221
Undistributed earnings of less than 50% owned affiliates	(24,523)		(22,114)		(16,549)		(13,888)		(11,801)		(5,411)

Earnings, as adjusted	$598,601		$520,216		$500,729		$605,561		$416,428		$79,245

Interest expense	$444,915		$451,828		$485,132		$517,334		$375,378		$49,435
Portion of operating lease rentals representative of interest factor	56,033		57,467		55,267		59,311		36,878		17,786

Fixed charges	$500,948		$509,295		$540,399		$576,645		$412,256		$67,221

Ratio of earnings to fixed charges	1.2	x	1.0	x	0.9	x	1.1	x	1.0	x	1.2	x

(A)	For the purpose of determining the ratio of earnings to fixed charges, earnings include pretax income (loss) from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals). Prior periods have been adjusted to reflect Galls, LLC, as a discontinued operation.
(B)	The ratio of earnings to fixed charges are presented for two periods: Predecessor and Successor, which relate to the period preceding the going-private transaction and the period succeeding the going-private transaction, respectively. As a result of the Transaction and the related purchase accounting, the Predecessor and Successor ratios of earnings to fixed charges are not comparable.
(C)	Fiscal 2008 was a 53 week year.